___________________________________________________________



                  ASSETS PURCHASE AGREEMENT


                 dated as of June 9th, 1995


                       by and between


              ATLANTIC CITY BROADCASTING CORP.
                          (Seller)


                             and

                    ATLANTIC-ALLUR, INC.
                           (Buyer)


___________________________________________________________

                      TABLE OF CONTENTS



ARTICLE I      PURCHASE AND SALE OF ASSETS
     1.1  Transfer of Assets.............................  1
     1.2  Excluded Assets................................  3
     1.3  Accounts Receivable............................  4
     1.4  Liabilities to be Assumed......................  4
     1.5  Purchase Price.................................  4
     1.6  Allocation of Purchase Price...................  4
     1.7  Escrow Deposit.................................  5

ARTICLE II     CLOSING AND TERMINATION
     2.1  Closing........................................  5
     2.2  Transactions at the Closing....................  5
     2.3  Proration of Income and Expenses...............  7
     2.4  Termination....................................  9

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF SELLER
     3.1  Due Incorporation.............................. 10
     3.2  Authority; No Conflict......................... 11
     3.3  Government Authorizations...................... 11
     3.4  Compliance with Regulations.................... 12
     3.5  Personal Property.............................. 12
     3.6  Real Property.................................. 13
     3.7  Real Estate Contracts.......................... 13
     3.8  Consents....................................... 14
     3.9  Contracts...................................... 14
     3.10  Environmental................................. 14
     3.11  Intellectual Property......................... 15
     3.12  Financial Statements.......................... 16
     3.13  Personnel Information; Labor Contracts........ 16
     3.14  Employee Benefit Plans........................ 16
     3.15  Litigation.................................... 16
     3.16  Compliance with Laws.......................... 17
     3.17  Insurance..................................... 17
     3.18  Instruments of Conveyance; Good Title......... 18
     3.19  Absence of Certain Changes.................... 18
     3.20  Insolvency Proceedings........................ 19
     3.21  Location of Assets............................ 19
     3.22  Citizenship................................... 19

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF BUYER
     4.1  Due Incorporation.............................. 20
     4.2  Authority; No Conflict......................... 20
     4.3  Consents....................................... 20
     4.4  Litigation..................................... 20
     4.5  Compliance with Laws........................... 21
     4.6  Qualification.................................. 21
     4.7  Financing...................................... 21

ARTICLE V      COVENANTS OF SELLER
     5.1  Continued Operation of Station................. 21

     5.2  Financial Obligations.......................... 21
     5.3  Reasonable Access.............................. 22
     5.4  Maintenance of Assets.......................... 22
     5.5  Notification of Developments................... 22
     5.6  Updated Financial Statements................... 22
     5.7  Encumbrances................................... 22
     5.8  Assignment of Assets........................... 22
     5.9  Commission Licenses and Authorizations......... 23
     5.10  Technical Equipment........................... 23
     5.11  Compensation Increases........................ 23
     5.12  Sale of Broadcast Time........................ 23
     5.13  Insurance..................................... 23
     5.14  Negotiations with Third Parties............... 23
     5.15  Third Party Consents.......................... 23
     5.16  Normal Operation.............................. 23

ARTICLE VI     JOINT COVENANTS OF BUYER AND SELLER
     6.1  Assignment Application
     6.2  Performance.................................... 24
     6.3  Conditions..................................... 24
     6.4  Confidentiality................................ 24
     6.5  Cooperation.................................... 25
     6.6  Consents to Assignment......................... 25
     6.7  Bulk Sales Laws................................ 26
     6.8  Employee Matters............................... 26

ARTICLE VII    CONDITIONS TO OBLIGATIONS OF BUYER
     7.1  Commission Approvals........................... 26
     7.2  Performance.................................... 27
     7.3  Representations and Warranties................. 27
     7.4  Consents....................................... 27
     7.5  Opinions of Counsel............................ 27
     7.6  Covenant Not to Compete........................ 27
     7.7  Cash Flow Contingency.......................... 28
     7.8  Environmental Audit............................ 28
     7.9  Occupancy Certificate...........................28

ARTICLE VIII   CONDITIONS TO OBLIGATIONS OF SELLER
     8.1  Performance.................................... 29
     8.2  Representations and Warranties................. 29
     8.3  Government Approvals........................... 29
     8.4  Opinion of Counsel............................. 29
     8.5  Escrow Agreement............................... 29

ARTICLE IX     INDEMNIFICATION
     9.1  Indemnification by Seller...................... 29
     9.2  Indemnification by Buyer....................... 30
     9.3  Notification of Claims......................... 30

ARTICLE X      MISCELLANEOUS
     10.1  Damage and Failure of Transmissions........... 31
     10.2  Assignment.................................... 33
     10.3  Survival of Representations................... 33
     10.4  Brokerage..................................... 33
     10.5  Expenses of the Parties....................... 33

     10.6  Entire Agreement.............................. 34
     10.7  Headings...................................... 34
     10.8  Governing Law................................. 34
     10.9  Counterparts.................................. 34
     10.10  Notices...................................... 34
     10.11  Specific Performance......................... 35
     10.12  Arbitration.................................. 35
     10.13  Consent to Jurisdiction...................... 36
     10.14  Further Assurances........................... 36
     10.15  Public Announcements......................... 36
     10.16  Amendments................................... 36
     10.17  Schedules.................................... 37

                  ASSETS PURCHASE AGREEMENT


          THIS ASSETS PURCHASE AGREEMENT (the "Agreement") is entered into this 9th day of June, 1995 by and between ATLANTIC CITY BROADCASTING
CORP., a corporation formed under the laws of the State of Delaware
("Seller"), and ATLANTIC-ALLUR INC., a corporation formed under the laws of the State of Delaware ("Buyer").


                       R E C I T A L S

          WHEREAS, Seller owns and operates and has been duly licensed by the Federal Communications Commission (the "FCC" or the
"Commission") to
operate radio station WAYV(FM), Atlantic City, New Jersey on 95.1
MHz
(the "Station");

          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase, the assets utilized in connection with the operation of the
Station, and Seller and Buyer further desire that Seller assign to Buyer the licenses and other authorizations issued to Seller by the Commission for the purpose of operating the Station;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                ARTICLE I

                       PURCHASE AND SALE OF ASSETS

          1.1 TRANSFER OF ASSETS. Seller agrees to assign, transfer, convey and deliver to Buyer and Buyer agrees to acquire, accept and receive from Seller, on the Closing Date, all of Seller's right, title and interest in and to the following assets relating to the Station (the
"Station Assets") free and clear of all liens and encumbrances:

               (a) LICENSES AND AUTHORIZATIONS. All licenses, permits and other authorizations issued by the FCC or any other state or federal government or agency thereof pertaining to the Station, including, without limitation, those licenses, permits or authorizations listed in
Section 1.1(a) of the disclosure schedule delivered by Seller to Buyer and dated of even date herewith (the "Disclosure Schedule"), together with any renewals, extensions or modifications thereof and additions thereto made between the date of this Agreement and the Closing Date (the
"Licenses"). The Licenses include the right to use the call letters of the Station, including but not limited to the call letters WAYV(FM).

               (b)  TANGIBLE PERSONAL PROPERTY.  All of the
tangible
personal property or fixtures owned by Seller and used or useable in the operation of the Station, including, without limitation, the property listed in Section 1.1(b) of the Disclosure Schedule together with all additions, modifications or replacements thereto made in the ordinary course of business between the date of this Agreement and the Closing
Date, as hereafter defined (the "Personal Property").

               (c) REAL ESTATE CONTRACTS. All of the leasehold interests in real property leased by Seller and used by the Station, including all material agreements, leases, and contracts of Seller relating to the tower, transmitter, studio site, and offices of the
Station (the "Real Estate Contracts"), as described in Section
1.1(c) of
the Disclosure Schedule. Buyer shall assume, pay and perform all obligations under such Real Estate Contracts arising after the Closing
Date.

               (d)  INTELLECTUAL PROPERTY.  All of Seller's
right, title
and interest in all trade names, copyrights, trademarks, service marks, slogan, logos, patents, patent applications or other similar rights relating to or used in the operation of the Station including, but not limited to, those listed in Section 1.1(d) of the Disclosure Schedule, together with any necessary additions or modifications thereto between the date hereof and the Closing Date (the "Intellectual Property").

               (e) LEASES AND CONTRACTS. All leases, contracts, agreements and franchises relating to the operation of the Station (other than contracts for the sale of broadcast time and leases for real property) listed and identified in Section 1.1(e) of the Disclosure
Schedule and those leases, contracts, agreements and franchises described in Section 1.1(h) of this Agreement (the "Contracts"). Buyer shall assume, pay and perform all obligations under such Contracts arising after the Closing Date.

               (f) CONTRACTS FOR SALE OF BROADCAST TIME. All contracts for the sale of broadcast time on the Station that are to be in effect on the Closing Date (the "Broadcast Agreements"), including any contract for the sale of time pursuant to which payment is to be received in whole or in part in services, merchandise or other non-cash considerations ("Trade
Agreements"). Broadcast Agreements in effect as of the date hereof are set forth on Section 1.1(f) of the Disclosure Schedule. Buyer shall assume, pay and perform all obligations under the Broadcast Agreements arising after the Closing Date, PROVIDED, HOWEVER, that Buyer shall be obligated to assume only those Broadcast Agreements and Trade Agreements that were entered into at the Station's then-prevailing rates and that have terms consistent with the Station's past practice in the ordinary course of business.

               (g) OPERATING AND BUSINESS RECORDS. All files, records, logs, public file materials, engineering records, program materials and other business records of Seller pertaining to the operation of the
Station, including but not limited to those required to be maintained and kept under the rules of the Commission, and such other files and records as Buyer shall reasonably require for the continuing business and operation of the Station. Seller shall have the right to reasonable access to such business records that Seller delivers to Buyer under this
Section 1.1(g) upon Seller's request for five years after the Closing
Date.

               (h) FUTURE CONTRACTS. All leases, contracts, agreements and franchises entered into between the date hereof and the Closing Date
(the "Post-signing Contracts") in connection with the business and operation of the Station in accordance with the provisions of
Section 5.2.

               (i)  INVENTORY AND COMPUTER SOFTWARE.  All of
Seller's
items of inventory related to the business of the Station, including, without limitation, broadcast programs, as well as all computer software used or useable by the Station.

               (j) OTHER RIGHTS AND PRIVILEGES. Any and all other franchises, materials, supplies, easements, rights-of-way, licenses, and other rights and privileges of Seller relating to and used, useable or necessary in the operation of the Station.

               (k) INTANGIBLE PROPERTY. All of Seller's right, title and interest in and to the goodwill and other intangible assets used or useful in or arising from the business of the Station, including but not limited to all customer lists, trade secrets, and sales, operating and business plans (the "Intangible Property").

          1.2 EXCLUDED ASSETS. There shall be excluded from the sale transaction described herein the following assets relating to the
Station:

               (a)  CASH AND DEPOSITS.  Cash-on-hand or in banks
(or
their equivalents) and other investments belonging to Seller.

               (b)  PROPERTY CONSUMED.  All property of the
Station
disposed of or consumed (including ordinary wear and tear) in the ordinary course of business between the date hereof and the Closing Date.

               (c)  EXPIRED LEASES, CONTRACTS AND AGREEMENTS.
All
contracts described in Sections 1.1(e), (f) and (h) to the Disclosure
Schedule that are terminated or will have expired prior to the Closing
Date in the ordinary course of business.

               (d)  PENSION AND PROFIT-SHARING PLANS.  All
pension and
profit-sharing plans, trusts established thereunder and assets thereof, if any, of Seller.

               (e) OTHER ASSETS. Those assets, if any, listed in
Section 1.2(g) of the Disclosure Schedule.

          1.3 ACCOUNTS RECEIVABLE. Buyer agrees to purchase from Seller all outstanding accounts receivable of Seller that are less than 120 days past due (the "Receivables") with regard to the operation of the Station as of the Closing Date for an amount (in addition to the Purchase Price set forth in Section 1.5) equal to eighty percent (80%) of the face value of such
Receivables; PROVIDED, HOWEVER, that in the event Buyer collects amounts in excess of eighty percent (80%) of the stated amount of such Receivables, including receivables that are 120 days past due, during the six-month period following the Closing Date, Buyer shall remit to Seller an amount equal to fifty percent (50%) of such excess (the "Excess Receivable Amounts").
The remittance of such excess shall be made within 15 days after the end of the six-month period in which such excess is collected following the
Closing Date. Buyer shall use commercially reasonable efforts to collect the Receivables and shall provide Seller with monthly reports in respect of the collection of such Receivables for up to six months following the
Closing Date.

          1.4 LIABILITIES TO BE ASSUMED. Buyer assumes no liabilities or obligations of Seller of any nature whatsoever, contingent or otherwise, except for post-closing obligations related to Real Estate
Contracts, Contracts, Broadcasting Agreements, Trade Agreements and Post-signing Contracts (collectively, the "Assumed Contracts") assigned to and specifically assumed by Buyer.

          1.5 PURCHASE PRICE. In consideration of Seller's performance of this Agreement and the sale, assignment, transfer, conveyance and delivery of the Station Assets to Buyer free and clear of all liens and encumbrances, Buyer shall pay to Seller on the Closing Date, by wire transfer, the sum of Two Million Seven Hundred Thousand Dollars ($2,700,000.00) (the "Purchase Price").

          1.6 ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that the Purchase Price shall be allocated among the Station Assets prior to the Closing Date and to cooperate in all respects with regard to such allocation. Buyer and Seller agree to use such allocation in completing and filing Internal Revenue Service Form 8594 for federal income tax purposes. Buyer and Seller further agree that they shall not take any position inconsistent with such allocation upon examination of any return, in any refund claim, in any litigation, or otherwise. If Buyer and Seller are unable to agree on such allocation, they shall hire an appraiser to make such allocation, the cost of which appraisal shall be borne equally by Seller and Buyer.

          1.7  ESCROW DEPOSIT.

               (a) As security for Buyer's failure to Close and as an inducement for Seller to perform its obligations hereunder Buyer shall deposit within five (5) days of the date of this Agreement with
W. Lawrence Patrick, Patrick Communications Corp., Ellicott City, Maryland (the "Escrow Agent") in a separate account maintained for such purpose, an amount equal to $135,000 (the "Escrow Deposit") which Escrow
Deposit shall be held and disbursed by the Escrow Agent as follows:
(i) upon Closing, the Escrow Deposit shall be delivered to Seller in partial satisfaction of the amounts required to be paid by Buyer to
Seller; (ii) in the event the Commission does not approve the transaction within the contracted time period the Escrow Deposit shall be returned to
Buyer; and (iii) in the event the Commission does approve the transaction, and the Closing does not take place after such approval because of a material default of Seller hereunder, or (iv) subject to
Section 10.1, in all other events the Escrow Deposit shall be delivered to Seller; PROVIDED, HOWEVER, that the failure of Buyer to deliver the
Escrow Deposit as contemplated herein shall render this Agreement inoperative.


                         ARTICLE II

                   CLOSING AND TERMINATION

          2.1 CLOSING. The purchase and sale of the Station Assets contemplated by this Agreement (the "Closing") shall take place at 10:00
a.m. on a mutually agreed upon day within five (5) days after the Commission's approval of the Assignment Application, as defined in
Section 6.1 below, becomes a Final Order, or such other time and at such place as shall be mutually agreed upon by the parties (the "Closing
Date"). For purposes of this Agreement, a "Final Order" shall mean any action of the Commission which has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal or stay, and the time for filing any such requests and the time for the Commission to set aside the action on its own motion shall have expired. Buyer may, at its sole election, waive the requirement that the
Commission's approval of the Assignment Application shall have become a
Final Order.

          2.2  TRANSACTIONS AT THE CLOSING.

               (a) At the Closing, Seller shall deliver to Buyer the following:

                   (i)  assignments of the Licenses and other
pertinent
     authorizations transferring the same to the Buyer in customary form and substance;

                  (ii)  the certificates contemplated by Sections
7.2,
     7.3 and the affidavit contemplated by Section 3.22;

                 (iii) a copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Escrow Agreement, and the
     consummation of the transactions contemplated hereby and thereby, together with a certificate of the Secretary of Seller, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                  (iv) a bill of sale and all other appropriate documents and instruments assigning to Buyer good and marketable
     title to the Station Assets free and clear of any security interests, mortgages, liens, pledges, attachments, conditional sales
     contracts, claims, charges or encumbrances of any kind whatsoever;

                   (v)  written consents of the respective
lessors,
     landowners, and any other persons or entities whose consents may be required to permit Seller to assign or Buyer to assume the material liabilities, contracts, leases, licenses, understandings and agreements constituting the Assumed Contracts;

                  (vi) evidence satisfactory to Buyer's counsel that no
     financing statements or other liens or encumbrances are outstanding on the Station Assets;

                 (vii)  all files, records, logs, and program
materials
     relating to the Station;

                (viii) the opinion of counsel for Seller, dated the
     Closing Date, as described in Section 7.5;

                  (ix)  assignments to Buyer of all the Assumed
Contracts
     (including assignment of the Real Estate Contracts in recordable form); and

                   (x) If the lease of the transmitter site has not been
     recorded prior to Closing, Seller shall deliver to Buyer at closing a memorandum thereof in recordable form executed by Seller and the landlord.

                  (xi)  such other documents and instruments as
Buyer may
     reasonably request to consummate the transactions contemplated hereby.

               (b) At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                   (i)  the Purchase Price;

                  (ii)  Eighty percent of the face value of the
     Receivables, as described in Section 1.3;

                 (iii) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby together with a certificate of the
     Secretary of Buyer dated as of Closing Date, that such resolutions were duly adopted and are in full force and effect;

                  (iv)  the certificates contemplated by Sections
8.1 and
     8.2;

                   (v)  the opinion of counsel for Buyer, dated
the
     Closing Date, as described in Section 8.4; and

                  (vi)  such other documents and instruments as
Seller
     may reasonably request to consummate the transactions contemplated hereby.

          2.3 PRORATION OF INCOME AND EXPENSES. All income and revenues arising from the operations of the Station up to and including 11:59 p.m.
(the "Cut-Off Time") of the day prior to the Closing Date, and all costs and expenses arising from the operations of the Station up to and including 11:59 p.m. of the operations of the day prior to the Closing
Date, will be prorated between Buyer and Seller so that Seller
(a) shall
be entitled to receive all income and revenues and all refunds, and
(b) shall be responsible for all expenses, costs, liabilities and obligations allocable to the conduct of the business and the operation of the Station for the period prior to the Cut-Off Time; and Buyer
(x) shall
be entitled to receive all income and revenues and all refunds and
(y) shall be responsible for all expenses, costs, liabilities and obligations allocable to the conduct of the business and the operation of the Station for the period after the Cut-Off Time. All income and revenues and costs and expenses arising from the conduct of the business and operation of the Station shall be allocated to the period during which the service to which such income and revenue is attributable was performed. Items to be apportioned pursuant to this paragraph shall include the following:

               (i) all personal property taxes, real estate taxes, water taxes, ad valorem, and other property taxes or assessments on or with respect to the assets and property interests to be transferred or assigned to Buyer hereunder;

              (ii) business and license fees including any FCC Regulatory Fees (and any retroactive adjustments thereof), music license fees, commissions, wages, salaries and benefits of employees (including accruals up to the Cut-Off Time for insurance premiums, bonuses, commissions, sick pay, vacation and severance pay and the like and related payroll taxes) and similarly prepaid and deferred items;

             (iii)  liabilities and obligations under all
Broadcast
Agreements and any negative balances under the Trade Agreements to be assigned and assumed hereunder;

              (iv)  sewer rents and charges for water,
electricity and
other utility expenses and fuel;

               (v) property and equipment rentals, applicable copyright or other fees, sales and other charges; and

              (vi) rents, additional rents and similar prepaid and deferred items, taxes and other items payable under any lease, contract, commitment or other agreement or arrangement to be assigned and assumed hereunder and all other income and expenses attributable to the ownership and operation of the Station.

Taxes to be apportioned pursuant to this Section 2.3 shall be apportioned in proportion to (x) the number of days in the taxable period before and including the Cut-Off Time and (y) the number of days in the taxable period after the Cut-Off Time. No apportionment shall be made pursuant to this Section of any federal, state, foreign or local income taxes.
Any tax refunds or rebates accruing before the Cut-Off Time for taxes that were paid prior to Closing shall remain the property of Seller, whether such refund is paid before or after the Closing Date.

               (a)  TIME FOR PAYMENT.  The prorations and
adjustments
contemplated by this Section 2.3, to the extent practicable, shall be made on the Closing Date. Not less than three (3) Business Days prior to the Closing Date, Seller shall submit to Buyer a written estimate of adjustments and prorations to be made in accordance with this Article.
Prior to the Closing, Buyer and Seller will attempt in good faith to agree on an amount of any adjustment and proration payment to be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within 90 days of the Closing Date.

               (b) DISPUTE RESOLUTION. In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 2.3(a) and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties whose determination shall be final, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer.

          2.4  TERMINATION.

               (a)  Notwithstanding anything to the contrary
contained in
this Agreement, this Agreement may be terminated at any time by:

                   (i) the mutual written consent of the parties hereto;

                  (ii)  either Buyer or Seller if the Closing
does not
     occur before March 31, 1996, provided, however, that the party seeking termination under this Section 2.3(a)(ii) shall not have prevented the Closing from occurring;

                 (iii) either Buyer or Seller if the Assignment Application is not granted within nine (9) months from the date the
     Form 314 is placed on Commission public notice (through no fault of the terminating party) or is denied by the Commission by a Final
     Order or is designated for hearing by the Commission;

                  (iv) Buyer, if any of the conditions set forth in
     Article VII shall have become incapable of fulfillment, and shall not have been waived by Buyer, of if Seller shall have breached in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived prior to the earlier of the Closing and fifteen (15) days after the Buyer has given notice to Seller of such breach; or

                   (v)  Seller, if any of the conditions set
forth in
     Article VIII shall have become incapable of fulfillment, and shall not have been waived by Seller, or if Buyer shall have breached in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived prior to the earlier of Closing and fifteen (15) days after the Buyer has given notice to Seller of such breach.

               (b)   In the event of the termination of this
Agreement by
Buyer or Seller pursuant to this Section 2.4, written notice thereof shall promptly be given to the other party and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated, without further action by any party. Nothing in this Section
2.4 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of Buyer to compel specific performance of Seller of its obligations under this
Agreement.

               (c) A party shall be deemed to be in default under this
Agreement only if such party has materially breached or failed to perform its obligations hereunder, and non-material breaches or failures shall not be grounds for declaring a party to be in default, postponing the
Closing, or terminating this Agreement.

               (d) The time for Commission approval provided in Section
2.4(a)(iii) notwithstanding, either party may terminate this Agreement upon written notice to the other, if, for any reason, the Assignment
Application is designated for hearing by the Commission, PROVIDED,
HOWEVER, that written notice of termination must be given within twenty
(20) days after release of the Hearing Designation Order and that the party giving such notice is not in default and has otherwise complied with its obligations under this Agreement. Upon termination pursuant to this Section, the parties shall be released and discharged from any further obligation hereunder and the Escrow Deposit shall be returned to the Buyer.

               (e) It is further PROVIDED, HOWEVER, that no party may terminate this Agreement if such party is in default hereunder, or if a delay in any decision or determination by the Commission respecting the
Assignment Application has been caused or materially contributed to
(i) by any failure of such party to furnish, file or make available to the Commission information within its control; (ii) by the willful furnishing by such party of incorrect, inaccurate or incomplete information to the Commission; and (iii) by any other action taken by such party for the purpose of delaying the Commission's decision or determination respecting the Assignment Application. Upon such termination for failure of the Commission to act, the parties shall be released and discharged from any further obligation hereunder.


                        ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows:

          3.1 DUE INCORPORATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the
State of Delaware, and is duly qualified to do business in and is in good standing in the State of New Jersey. Seller has the corporate power and authority to own and to operate the Station and the Station Assets.

          3.2 AUTHORITY; NO CONFLICT. The execution and delivery of this Agreement and the Escrow Agreement have been duly and validly authorized and approved by the board of directors of Seller, and Seller has the corporate power and authority to execute, deliver and perform this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. Neither such execution, delivery or performance nor compliance by Seller with the terms and provisions hereof, or with respect to the Escrow Agreement, will (assuming receipt of all necessary approvals from the Commission) conflict with or result in a breach of any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of Seller,(b) any law, judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Seller is subject or applicable to Seller or the Station, or (c) any material agreement, lease or contract, written or oral, to which Seller is subject. This Agreement shall constitute the valid and binding obligation of Seller with respect to the terms hereof, enforceable in accordance with its terms subject to Commission approval of the transactions contemplated hereby.

          3.3 GOVERNMENT AUTHORIZATIONS. Section 1.1(a) of the Disclosure Schedule contains a true and complete list of all the Licenses, which Licenses and government authorizations of any kind held or used in the operation of the Station all of which are sufficient for the lawful conduct of the business and operation of the Station in the manner and to the full extent they are currently conducted. Seller is the authorized legal holder of the Licenses, none of which is subject to any restriction or condition which would limit in any material respect the full operation of the Station as now operated. There are no material applications, complaints or proceedings pending or, to the best of
Seller's knowledge, threatened as of the date hereof before the Commission or any other governmental authority relating to the business or operations of the Station, other than proceedings which generally affect the broadcasting industry as a whole, and other than reports and forms filed in the ordinary course of the Station's business. Seller has delivered to Buyer true and complete copies of the Licenses, including any and all material additions, amendments and other modifications thereto. The Licenses and authorizations are in good standing, are in full force and effect and are unimpaired by any act or omission of Seller or its officers, directors or employees; and the operation of the Station is in accordance with the Licenses and the underlying construction permits. No proceedings are pending or, to the knowledge of Seller, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the Licenses, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the Commission with respect to the Licenses or which may affect Buyer's ability to continue to operate the Station as it is currently operated. Seller has taken no action which, to its knowledge, could lead to revocation or non-renewal of the Licenses, nor omitted to take any action which, by reason of its omission, could lead to revocation of the Licenses. All material reports, forms and statements required to be filed with the Commission with respect to the Station since Seller has owned WAYV(FM) have been filed and are complete and accurate. Without limiting the generality of the foregoing, all ownership reports, renewal applications, equal employment opportunity reports and other reports and documents required to be filed by Seller with the FCC have been properly filed. To the best of Seller's knowledge no proceedings are now pending before any governmental authority with respect to the Station. Since Seller has owned WAYV(FM) the FCC's renewal of the Station Licenses has not been challenged by a petition to deny, or by a competing application. Seller has not entered into any agreement with any community group, governmental authority or other third party restricting programming or other aspects of the operation of the Station which would or could restrict Buyer's discretion to operate the Station when licensed to Buyer, and there has been no material dispute with any community group, governmental authority or other third party as to the manner of operation of the Station.
Seller knows no facts relating to the Station that would cause the FCC to deny its consent to the assignment of the Station Licenses to Buyer hereunder. To the knowledge of Seller, there are no material facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the Commission, would disqualify Seller as assignor, in connection with the Assignment Application.

          For purposed of this Section, the term "material" shall mean any application, complaint, petition, or other proceeding which could result in a fine, forfeiture, short term renewal or revocation or non-renewal of the Licenses or otherwise imperil the Licenses.

          3.4 COMPLIANCE WITH REGULATIONS. The operation of the Station is in compliance in all material respects with (i) all standards of good engineering practice, (ii) all applicable engineering standards required to be met under Commission rules, and (iii) all other applicable rules, regulations, requirements and policies of the Commission and all other applicable governmental authorities, including, but not limited to, ANSI
Radiation Standards, to the extent required to be met under applicable
Commission rules and regulations; and there are no existing material claims, citation or notice of any governmental authority known to Seller to the contrary.

          3.5 PERSONAL PROPERTY. Except for those assets subject to lease agreements, Seller owns and has good and marketable title in all material respects to the Personal Property, and none of the Personal Property on the Closing Date will be subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance. The Personal Property is all the tangible personal property used in or necessary for the lawful operation of the Station as presently operated by Seller. Except as specifically indicated to the contrary in
Section 1.1(b) of the Disclosure Schedule, all Personal Property is serviceable and in good operating condition (reasonable wear and tear excepted). All items of transmitting and studio equipment included in the Personal Property (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice and
(ii) permit the Station to operate in accordance with the terms of the
Licenses.

          3.6 REAL PROPERTY. Neither Seller nor any affiliate of Seller owns any real property used in connection with the operation of the
Station.

          3.7  REAL ESTATE CONTRACTS.

               (a) Section 1.1(c) of the Disclosure Schedule contains a true and complete list and summary of all the Real Estate Contracts.
Seller has a valid leasehold interest in the real property subject to the
Real Estate contracts. The present use by the Station of all real property leased pursuant to the Real Estate Contracts conforms in all material respects with all applicable building, zoning, land use, environmental and other laws, ordinances, codes, orders and regulations, and, to the knowledge of Seller, all other governmental regulations.

               (b) As of the date hereof, Seller has complied in all material respects with all of the Real Estate Contracts and has not received or given written notice of any default thereunder from or to any of the other parties thereto. Seller shall use reasonable efforts to obtain valid and binding third-party consents, if any are necessary, from all required third parties to the Real Estate Contracts to be conveyed and assigned to Buyer as part of the Station Assets.

               (c) The real property subject to the Real Estate Contracts is all of the real property used in or necessary for the lawful operation of the Station as presently operated by Seller. Seller has and, after Closing, Buyer will have, full legal and practical access to such real property. There are no encroachments upon such real property by any buildings, structures, or improvements located on adjoining real estate. None of the buildings, structures, or improvements that are constructed on the real property and used in the present operation of the
Station (including without limitation all guy wires and guy anchors) encroaches upon adjoining real estate, and all such buildings, structures, and improvements are constructed in conformity with all "set-back" lines, easements and other restrictions or rights of record, and all applicable building or safety codes and zoning ordinances.
There are no pending or, to the best of Seller's knowledge, threatened condemnation or eminent domain proceedings that may affect such real property.
To the best of Seller's knowledge, there are no structural defects in the towers, buildings, structures and other improvements located on such real property that are used in the operation of the Station. The Real Estate
Contracts (or memoranda thereof) have been duly recorded in the land records of the jurisdictions where such real estate is located, or will be so recorded prior to Closing.

          3.8 CONSENTS. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by Seller of this Agreement or the Escrow
Agreement to which it is a party, other than approval by the Commission of the Assignment Application as contemplated hereby. Except as set forth in Section 3.8 of the Disclosure Schedule, no consent of any other party (including, without limitation, any party to any Real Estate
Contract or Contract) is required for the execution, delivery and performance by Seller of this Agreement or the Escrow Agreement.

          3.9 CONTRACTS. Section 1.1(e) of the Disclosure Schedule contains a true and complete list of all material Contracts, and Section
1.1(f) contains a true and complete list of all Broadcast
Agreements,
Trade Agreements and Post-signing Contracts. Seller has delivered to
Buyer true and complete copies of all written Contracts, Broadcast
Agreements, Trade Agreements and Post-signing Contracts in the possession of Seller, including any and all amendments and other modifications to same. As of the date hereof, all of the Assumed Contracts are in full force and effect. Seller has complied in all material respects with all the Assumed Contracts, and to the knowledge of Seller no other contracting party is in material default under any of same. The Assumed
Contracts include all agreements to which Seller is a party or by which it is bound relating to the ownership or operation of the Station.

          3.10 ENVIRONMENTAL. As of the date hereof, Seller has not unlawfully disposed of any Hazardous Waste in a manner which has caused, or could cause, Buyer to incur a material liability under applicable law in connection therewith; and Seller warrants that the technical equipment included in the Personal Property does not contain any Hazardous Waste, including any Polychlorinated Biphenyls ("PCBs") that are required by law to be removed, or if any equipment does contain Hazardous Waste, including any PCBs, that such equipment is stored and maintained in compliance with applicable law. As of the date hereof,
Seller has complied in all material respects with all federal, state and local environmental laws, rules and regulations applicable to the Station and its operations, including but not limited to the Commission's guidelines regarding RF radiation. Without limiting the generality of the foregoing, (i) no Hazardous Waste has been disposed of by Seller on the real property subject to the Real Estate Contracts, (ii) no "underground storage tank" (as that term is defined in regulations promulgated by the federal Environmental Protection Agency) is used in the operation of the
Station or is located on such real property; (iii) to the best of Seller's knowledge, no Hazardous Waste is located on or about such real property and such real property has not previously been used for the manufacture, refining, treatment, storage, or disposal of any Hazardous
Waste; (iv) to the best of Seller's knowledge, none of the soil, ground water, or surface water of such real property is contaminated by any
Hazardous Waste and there is no reasonable potential for such contamination from neighboring real estate, (v) to the best of Seller's knowledge, no Hazardous Waste is being emitted, discharged or released from such real property, directly or indirectly, into the environment;
and (vi) to the best of Seller's knowledge, Seller is not liable for cleanup or response costs with respect to any present or past emission, discharge, or release of any Hazardous Waste. As used herein, the term
"Hazardous Waste" shall mean all materials regulated by any federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). If
Seller learns between the date of this Agreement and the Closing Date that Seller is in breach of the representation and warranty set forth in this Section 3.10, Seller shall begin remedial action promptly and shall use reasonable best efforts to complete such remedial action to the satisfaction of Buyer before the Closing Date. Buyer shall not be obligated to close until any such condition is corrected.

          3.11  INTELLECTUAL PROPERTY.  Section 3.11 of the
Disclosure
Schedule is a true and complete list of all the material
Intellectual
Property used in connection with the operation of the Station, all of which are in good standing and uncontested. Such Intellectual Property has been duly registered in, filed with, or issued by the appropriate offices within all jurisdictions where such registration, filing or issuance is necessary to protect such Intellectual Property from infringement, including, without limitation, the United States Copyright
Office and the United States Patent and Trademark Office. Seller has not granted any license or other rights with respect to such Intellectual
Property. Seller has not received any written notice and has no knowledge of any infringement or unlawful use of the Intellectual Property and Seller has not violated or infringed any patent, trademark, trade secret or copyright held by others or any license, authorization or permit held by it.

          3.12  FINANCIAL STATEMENTS.  Section 3.12 of the
Disclosure
Schedule contains a copy of the unaudited statements of income, and the related balance sheets for Seller for the period after Seller acquired the Station through April 30, 1995 (the "Financial Statements"). The
Financial Statements have been prepared in all material respects in accordance with generally accepted accounting principles and in accordance with the policies and procedures of the Seller applicable thereto, consistently applied. The Financial Statements present fairly the financial condition and results of operations of the Station for the periods indicated in all material respects.

          3.13  PERSONNEL INFORMATION; LABOR CONTRACTS.

               (a)  Section 3.13 of the Disclosure Schedule
contains a
true and complete list of all persons employed at the Station as of the date hereof, including the date of hire, a description of material compensation arrangements and a list of any and all material agreements affecting such persons. Seller has provided Buyer with copies of all such agreements.

               (b) Seller is not a party to any contract with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees.
Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Station. During the past two years, Seller has not experienced any strikes, work stoppages, grievance proceedings, claims of unfair labor practices filed, or other significant labor difficulties of any nature.

               (c) Seller has complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and the payment and withholding of taxes.

          3.14 EMPLOYEE BENEFIT PLANS. Seller maintains no employee benefit plan (as that term is defined in Section 3(3) of ERISA).

          3.15 LITIGATION. Except as set forth in Section 3.15 of the
Disclosure Schedule, Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree, and there is no litigation, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against Seller or the Station in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Licenses), or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have any material adverse effect upon the Station Assets or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement. In particular, but without limiting the generality of the foregoing, except as set forth in
Section 3.15 of the Disclosure Schedule, there are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened before the Commission or any other governmental organization with respect to the business or operation of the Station which would reasonably be expected to have any material adverse effect upon the Station Assets, other than applications, complaints or proceedings which affect the broadcast industry generally.

          3.16 COMPLIANCE WITH LAWS. Seller is in compliance in all material respects with, and has not received any notice asserting any non-compliance with, any applicable statute, rule or regulation (federal, state or local) whether or not related to the business or operation of the Station, non-compliance with which would have a material adverse effect on the Station Assets. Seller is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or to any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Neither any shareholder of Seller or any entity which shares an officer, director, shareholder or partner with
Seller, nor any parent or subsidiary corporation of Seller has had an adverse finding made or final action taken by any court or administrative body in a civil or criminal preceding relating to (1) a felony,
(2) a
mass media related antitrust or unfair competition claim, (3) criminal violations involving false statements or dishonesty,
(4) misrepresentation to any governmental unit resulting in civil or criminal violations, or (5) employment discrimination, nor to the best of
Seller's knowledge is any such proceeding threatened or in progress.

          3.17  INSURANCE.  Section 3.17 of the Disclosure
Schedule
contains a true and complete list of all Seller's insurance policies.
All such policies are in full force and effect and Seller has received no notice of cancellation with respect thereto.

          3.18 INSTRUMENTS OF CONVEYANCE; GOOD TITLE. The instruments to be executed by Seller and delivered to Buyer at Closing, conveying the
Station Assets to Buyer, will be in a form sufficient to transfer good and marketable title to the Station Assets free and clear of all liens, pledges, collateral assignments, security interests, capital or financing leases, easements, covenants, restrictions and encumbrances or other defects of title except: (i) the lien of any real estate or personal property taxes that will not become due until after the Closing Date and that will be prorated between Seller and Buyer; and (ii) the permitted encumbrances listed in Section 3.18 of the Disclosure Schedule (the
"Permitted Encumbrances").

          3.19 ABSENCE OF CERTAIN CHANGES. Except as disclosed in
Section 3.19 of the Disclosure Schedule, between the Balance
Sheet Date
and the date of this Agreement there has not been:

               (a)   Any material adverse change in the Station
Assets;

               (b) Any change in the manner in which Seller conducts its business and operations other than changes in the ordinary and usual course of business consistent with past practice;

               (c)   Any amendment to the Certificate of
Incorporation or
Bylaws of Seller;

               (d)   Any material contract or commitment, to
which Seller
is a party, entered into, modified or terminated, except in the ordinary and usual course of business;

               (e) Any creation or assumption of any mortgage, pledge or other lien or encumbrance upon any of the Station Assets except in the ordinary and usual course of business;

               (f) Any sale, assignment, lease, transfer, or other disposition of any of the Station Assets, except in the ordinary and usual course of business;

               (g) The incurring of any material liabilities or obligations, except items incurred in the ordinary and usual course of business; for purposes of this Section, loss or damage shall be deemed
"material" if the reasonable cost to repair, replace, or restore the lost or damaged property exceeds Five Thousand Dollars ($5,000.00).

               (h) The write-off or determination to write off as uncollectible any accounts receivable or portion thereof, except for write-offs in the ordinary course of business consistent with past practice;

               (i) The cancellation of any debts or claims, or waiver of any rights, having an aggregate value in excess of $10,000;

               (j) The disposition, lapse or termination of any Intellectual Property;

               (k) The increase or promise to increase the rate of commissions, fixed salary or wages, draw, bonus or other compensation payable to any employee of Seller, except in the ordinary and usual course of business consistent with past practice; or

               (l) Any change in any method of accounting or accounting practice used by Seller.

          3.20  INSOLVENCY PROCEEDINGS.  No insolvency
proceedings of any
character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or the Station Assets are pending or, to
Seller's knowledge, threatened, and Seller has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

          3.21 LOCATION OF ASSETS. The addresses of Seller's chief executive office and all of Seller's additional places of business, and of all places where any of the tangible personal property included in the
Station Assets is now located, or has been located during the past six
(6) months, are listed in Section 3.21 of the Disclosure
Schedule.
Except as set forth in Section 3.21 of the Disclosure Schedule, during the past five (5) years, Seller has not nor, to the best of Seller's knowledge, has any prior owner of the Station been known by or used any corporate, partnership, fictitious or other name in the conduct of the
Station's business or in connection with the use or operation of the
Station Assets.

          3.22 CITIZENSHIP. Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code. On the Closing Date,
Seller will deliver to Buyer an affidavit to that effect, verified as true and sworn to under penalty of perjury by a duly authorized officer of Seller. The affidavit shall also set forth Seller's name, address, taxpayer identification number, and such additional information as may be required to exempt the Transaction from the withholding provisions of
Section 1445 of the Internal Revenue Code. Buyer shall have the right to furnish copies of the affidavit to the Internal Revenue Service.

                         ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

          4.1 DUE INCORPORATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of
Delaware, and as of the Closing Date shall be duly qualified to do business in and be in good standing in the State of New Jersey.

          4.2 AUTHORITY; NO CONFLICT. The execution and delivery of this Agreement and the Escrow Agreement have been duly and validly authorized and approved by the board of directors of Buyer, and Buyer has the corporate power and authority to execute, deliver and perform this
Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery, performance hereof, and compliance by Buyer with the terms and provisions hereof, or with respect to the Escrow Agreement, thereof, will not (assuming receipt of all necessary approvals from the Commission) conflict with or result in a breach of any of the terms, conditions or provisions of (a) the
Certificate of Incorporation or Bylaws of Buyer, (b) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Buyer is subject, or (c) any material agreement, lease or contract, written or oral, to which Buyer is subject.
This Agreement will constitute the valid and binding obligation of Buyer with respect to the terms hereof, subject to Commission approval of the transactions contemplated hereby.

          4.3 CONSENTS. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by Buyer of this Agreement or the Escrow Agreement, other than the approval by the Commission of the Assignment
Application as contemplated hereby.  Except as set forth in
Section 4.3
of the Disclosure Schedule, no consent of any other party is required for the execution, delivery and performance by Buyer of this Agreement or the
Escrow Agreement.

          4.4 LITIGATION. There is no litigation, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, that would reasonably be expected to have any material adverse effect upon the ability of Buyer to perform its obligations hereunder, or that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this
Agreement.

          4.5 COMPLIANCE WITH LAWS. Buyer is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or of any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Buyer is not in violation of any law, regulation or governmental order, the violation of which would have a material adverse effect on Buyer's ability to perform its obligations pursuant to this Agreement.

          4.6 QUALIFICATION. To the best of Buyer's knowledge, Buyer is legally, technically and financially qualified to be the assignee of the
Licenses and the other Station Assets, and, prior to the Closing
Date,
Buyer will exercise its best efforts to refrain from doing any act which would disqualify Buyer from being the assignee of the Licenses and the other Station Assets.

          4.7 FINANCING. Buyer possesses adequate financial resources necessary to fund the transactions contemplated by this Agreement.


                         ARTICLE V

                     COVENANTS OF SELLER

          Between the date of this Agreement and the Closing
Date, Seller
shall have complete control of the Station and its operations, and Seller covenants as follows with respect to such period:

          5.1 CONTINUED OPERATION OF STATION. Seller shall continue to operate the Station under the terms of the Licenses in the manner in which the Station has been operated heretofore, in the usual and ordinary course of business, in conformity with all material applicable laws, ordinances, regulations, rules and orders, and in a manner so as to preserve and foster the goodwill and business relationships of the
Station and Seller, including, without limitation, relationships with advertisers, suppliers, customers, and employees. Seller shall file with the Commission and any other applicable governmental authority all material applications and other documents required to be filed in connection with the continued operation of the Station.

          5.2  FINANCIAL OBLIGATIONS.  Seller shall continue to
conduct
the financial operations of the Station, including its credit and collection policies, in the ordinary course of business with the same effort, to the same extent, and in the same manner, as in the prior
conduct of the business of the Station; and shall continue to pay
and
satisfy all expenses, liabilities and obligations arising in the ordinary
course of business in accordance with past accounting practices.
Seller
shall not enter into or amend any contracts or commitments
involving
expenditures by Seller in an aggregate amount in excess of
$10,000
without the prior written consent of Buyer.

          5.3 REASONABLE ACCESS. Seller shall provide Buyer, and representatives of Buyer, with reasonable access during normal business hours to the Station and shall furnish such additional information concerning the Station as Buyer from time to time may reasonably request.

          5.4  MAINTENANCE OF ASSETS.  Seller shall maintain the
Personal
Property and all other tangible assets in their present good operating condition, repair and order, reasonable wear and tear in ordinary usage excepted. Seller shall not waive or cancel any claims or rights of substantial value, transfer or otherwise dispose of any Personal Property, or permit to lapse or dispose of any right to the use of any
Intellectual Property.

          5.5 NOTIFICATION OF DEVELOPMENTS. Seller shall notify Buyer of any problems or developments with respect to the Station Assets or operation of the Station; and provide Buyer with prompt written notice of any change in any of the information contained in the representations and warranties made herein or in the Disclosure Schedule or any other documents delivered in connection with this Agreement.

          5.6 UPDATED FINANCIAL STATEMENTS. As soon as practicable but in any event within 21 days of the end of each month, Seller shall, at its own expense, deliver to Buyer an unaudited statement of revenue and expenses of the Station for the month then ended. Such statement shall be true and complete to the best of Seller's knowledge, and shall fairly represent the results of the operation of the Station for the period covered by such statement.

          5.7 ENCUMBRANCES. Seller shall not suffer or permit the creation of any mortgage, conditional sales agreement, security interest, lease, lien, hypothecation, deed of trust or pledge, encumbrance, restriction, liability, charge, or imperfection of title with respect to the Station Assets.

          5.8 ASSIGNMENT OF ASSETS. Seller shall not sell, assign, lease or otherwise transfer or dispose of any Station Assets, whether now owned or hereafter acquired, except for retirements in the normal and usual course of business or in connection with the acquisition of similar property or assets, as provided for herein.

          5.9 COMMISSION LICENSES AND AUTHORIZATIONS. Seller shall not by any act or omission surrender, modify adversely, forfeit or fail to renew under regular terms the Licenses, cause the Commission or any other governmental authority to institute any proceeding for the revocation, suspension or modification of any such License, or fail to prosecute with due diligence any pending applications with respect to the Licenses at the Commission or any other applicable governmental authority.

          5.10 TECHNICAL EQUIPMENT. Seller shall repair, maintain or replace, as necessary, the technical equipment transferred hereunder in accordance with the normal standards of maintenance applicable in the broadcast industry.

          5.11 COMPENSATION INCREASES. Seller shall not permit any increase in the rate of commissions, fixed salary or wages, draw or other compensation payable to any employees of Seller except in the ordinary course of business and shall notify Buyer of any such increase.

          5.12 SALE OF BROADCAST TIME. Seller shall not enter into, extend or renew any Broadcast Agreement not consistent with the usual and ordinary course of business, provided, however, that Seller shall not enter into, extend or renew any Broadcast Agreement exceeding $10,000 in amount without the prior consent of Buyer unless such Broadcast Agreement is terminable on 30 days' notice. Seller shall not enter into any Trade
Agreement exceeding $10,000 in the aggregate.

          5.13 INSURANCE. Seller shall maintain at all times between the date hereof and the Closing Date, all policies listed in
Section 3.17
of the Disclosure Schedule or else replace such policies with comparable policies.

          5.14 NEGOTIATIONS WITH THIRD PARTIES. Seller shall not, before Closing or the termination of this Agreement, enter into discussions with respect to any sale or offer of the Station, any Station
Assets or any stock of Seller to any third party, nor shall Seller offer the Station, any Station Assets or any stock of Seller to any third party.

          5.15 THIRD PARTY CONSENTS. Seller shall use its commercially reasonable efforts to obtain the consents listed in Section 3.8 of the
Disclosure Schedule.

          5.16 NORMAL OPERATION. Seller shall operate the Station in the normal and usual manner, consistent with the rules, regulations, and policies of the Commission, and conduct the Station's business only in the ordinary course. To the extent consistent with such operations,
Seller shall use its reasonable efforts to: (i) maintain the present character and entertainment format of the Station and the quality of its programs; (ii) preserve the present business organization and makeup of the Station; (iii) preserve the Station's present customers, audience rankings, and business relations; (iv) satisfy Seller's obligations under the Trade Agreements; and (v) continue to make expenditures and engage in activities designed to promote the Station and stimulate the purchase of advertising time on the Station in a manner consistent with Seller's practice during the twelve (12) month period immediately preceding the date of this Agreement.


                         ARTICLE VI

             JOINT COVENANTS OF BUYER AND SELLER

          Buyer and Seller covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

          6.1  ASSIGNMENT APPLICATION.  As promptly as
practicable after
the date of this Agreement, and in no event later than ten (10) days after execution of this Agreement, Seller and Buyer shall join in and file an application on FCC Form 314 with the Commission requesting its consent to the assignment of the Licenses from Seller to Buyer (the
"Assignment Application"). Seller and Buyer agree to prosecute the
Assignment Application with all reasonable diligence and to use their best efforts to obtain prompt Commission grant of the Assignment Application filed at the Commission.

          6.2 PERFORMANCE. Buyer and Seller shall perform all acts required of them under this Agreement and refrain from taking or omitting to take any action that would violate their representations and warranties hereunder or render same inaccurate as of the Closing Date.

          6.3 CONDITIONS. If any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions placed upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties hereto shall use their best efforts to cure the event as expeditiously as possible.

          6.4 CONFIDENTIALITY. Buyer and Seller shall each keep confidential all information they obtain with respect to any other party hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement. If the transactions contemplated hereby are not consummated for any reason, each party hereto shall return to the party so providing, without retaining a copy thereof, any schedules, documents or other written information obtained from the party so providing such information in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources,
(ii) is or
becomes publicly known through no fault of the receiving party or its agents, (iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice), or (iv) is developed by the receiving party independently of the disclosure by the disclosing party.

          6.5 COOPERATION. Buyer and Seller shall cooperate fully and with each other in taking any actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; PROVIDED,
HOWEVER, that no party shall be required to take any action which would have a material adverse effect upon it or any entity affiliated with it.

          6.6  CONSENTS TO ASSIGNMENT.  To the extent that any
Contract,
Broadcast Agreement, Trade Agreement, Real Estate Contract or other contract identified in the Disclosure Schedule that is to be assigned under this Agreement is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person withholding same (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, transfer, delivery or sublease thereof. In those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing Date to the transfer and assignment to Buyer of such contracts, Buyer may in its sole discretion elect to have this Agreement and any assignments executed pursuant hereto, to the extent permitted by law, constitute an equitable assignment by Seller to Buyer of all of
Seller's rights, benefits, title and interest in and to such contracts, and where necessary or appropriate, Buyer shall be deemed to be Seller's agent for the purpose of completing, fulfilling and discharging all of
Seller's rights and liabilities arising after the Closing Date under such contracts. Seller shall use its reasonable best efforts to provide Buyer with the benefits of such contracts (including, without limitation, permitting Buyer to enforce any rights of Seller arising under such contracts), and Buyer shall, to the extent Buyer is provided with the benefits of such contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller under such contracts.

          6.7 BULK SALES LAWS. Seller shall be responsible for compliance with the provisions of the "bulk sales" or similar laws of any state applicable to this transaction. Seller agrees to indemnify Buyer and hold it harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any affiliate as a result of any failure to comply with any "bulk sales" or similar laws.

          6.8 EMPLOYEE MATTERS. Until the Closing Date, all Station's employees remain the employees of the Seller and Seller shall have full authority and control over such employees and their actions, and Buyer shall not assume the status of an employer or a joint employer of, or incur or be subject to any liability or obligation of an employer with respect to, any such employees unless and until actually hired by Buyer.
Seller shall comply with the provisions of the Worker Adjustment and
Retraining and Notification Act and similar laws, if applicable, and shall be solely responsible for any and all liabilities, penalties, fines, or other sanctions that may be assessed or otherwise due under such laws on account of this transaction and the dismissal or termination of any Station employees by Seller, unless Buyer has not complied with its obligations hereunder. Buyer may, after Closing, employ those of
Seller's employees as Buyer may elect on terms and conditions determined by Buyer in Buyer's sole discretion. Buyer shall, no later than five (5) business days before the statutory date for employee notification, deliver to Seller a list of those of Seller's employees Buyer will employ. Buyer shall credit each of those employees with his or her accrued vacation time and sick leave through the Closing Date, and shall receive a proration credit equal to the value of the accrued vacation time and sick leave so assumed by Buyer based upon those employees' pay rates as of the Closing Date. Seller shall remain solely responsible for all severance pay, accrued vacation time and sick leave of those of
Seller's employees who do not enter into Buyer's employ after Closing.


                        ARTICLE VII

             CONDITIONS TO OBLIGATIONS OF BUYER

          The performance of the obligations of the Buyer hereunder is subject, at the election of the Buyer, to the following conditions precedent:

          7.1 COMMISSION APPROVALS. Notwithstanding anything herein to the contrary, the consummation of this Agreement is conditioned upon
(a) the Commission shall have granted the Assignment Application and such grant shall have become a Final Order, and (b) compliance by the parties with the conditions, if any, imposed by the Commission in connection with the grant of the Assignment

Application (provided that neither party shall be required to accept or comply with any condition which would be unreasonably burdensome or which would have a materially adverse effect upon it). All required governmental filings shall have been made, and all requisite governmental approvals for the consummation of the transactions contemplated hereby shall have been granted and become
Final Orders. The Licenses shall be in unconditional full force and effect, shall be valid for the balance of the current license term applicable generally to radio stations licensed to communities located in the State of New Jersey, and shall be unimpaired by any acts or omissions of
Seller's employees or agents, or Seller.

          7.2 PERFORMANCE. The Station Assets shall have been transferred to Buyer by Seller, and all of the terms, conditions and covenants to be complied with or performed by Seller on or before the
Closing Date shall have been duly complied with and performed in all material respects, and Buyer shall have received from Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

          7.3  REPRESENTATIONS AND WARRANTIES.  The
representations and
warranties of Seller to Buyer shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made, and Buyer shall have received from Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

          7.4 CONSENTS. Seller shall have received all consents (including landlords' consents to the assignments of the leases for the studio and tower sites) specified in Section 3.8 of the Disclosure
Schedule, such that Buyer will, after Closing, enjoy all of the rights and privileges of Seller under the Assumed Contracts subject only to the present obligations of Seller hereunder.

          7.5 OPINIONS OF COUNSEL. Seller shall have delivered to Buyer an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to
Seller, in the form attached hereto as Exhibit A. In addition, Seller shall have delivered to Buyer a written opinion of Haley, Bader & Potts,
Seller's FCC counsel, dated as of the Closing Date, in the form attached hereto as Exhibit B.

          7.6 COVENANT NOT TO COMPETE. Seller shall have obtained and delivered to Buyer, executed agreements containing covenants not to compete from each of Frank D. Osborn and Atlantic City
Broadcasting Corp.
in the form attached hereto as Exhibit C.

          7.7 CASH FLOW CONTINGENCY. Positive broadcast cash flow (not including any projected savings from duopoly operations) shall have been attained for the twelve (12) month period immediately preceding the
Closing Date. For purposes of this provision, "cash flow" means the net income (loss) of the Station, excluding extraordinary items, determined in accordance with generally accepted accounting principles applied on a consistent basis, PLUS depreciation and amortization, interest expense, corporate overhead unrelated to Station operations, taxes on income and profits, non-recurring expenses, and all other non-cash charges, LESS interest and other non-Station non-operating issue income, and all other non-cash income. It is understood that unrelated Station overhead and the Osborn management fees are sums which are not necessary for day-to-day Station operation.

          7.8 ENVIRONMENTAL AUDIT. Buyer shall have the right, at
Buyer's option, to conduct a Phase I environmental assessment of the real property subject to the Real Property Contracts prior to Closing. This environmental assessment shall be conducted by a qualified environmental engineer or consulting firm in accordance with Part X of the Federal
National Mortgage Association's Delegated Underwriting and
Servicing
Guide. In the event that Buyer elects to conduct such an environmental assessment, no environmental condition on or affecting such real property shall be revealed as a result of the environmental assessment that would either (i) materially impair the use of such real property for the continued operation of the Station as operated by Seller on the Closing
Date, or (ii) subject Buyer to any material liability for fines, penalties, or cleanup or response costs if Buyer consummates this Agreement; PROVIDED HOWEVER, that this condition shall be deemed satisfied if any such environmental condition is remedied prior to
Closing. Buyer shall commission and pay for any environmental assessments. Buyer's failure to commission the environmental assessment in time to permit its completion prior to the Closing Date shall be deemed a waiver of this condition and shall not be grounds for terminating this Agreement or postponing the Closing.

          7.9 OCCUPANCY CERTIFICATES. At Closing, Seller shall deliver to Buyer true and complete copies of any certificates of occupancy, certificates of land use compliance, or equivalent instruments ("Occupancy Certificates") issued by the appropriate governmental authority, that are required to permit the present use of the real property subject to the Real Property Contracts by Seller prior to
Closing and by Buyer after Closing. No proceedings to amend, cancel, or revoke any such Occupancy Certificates shall be pending or threatened as of the Closing Date. If no Occupancy Certificate is required to continue the present use of such real property after Closing, then Seller shall deliver to Buyer a written opinion of Seller's counsel, dated the Closing Date, to that effect, which opinion shall explain why no occupancy certificate is required and shall include the citation of any applicable statute or regulation.


                        ARTICLE VIII

             CONDITIONS TO OBLIGATIONS OF SELLER

          The performance of the obligations of Seller hereunder is subject, at the election of Seller, to the following conditions precedent:

          8.1 PERFORMANCE. All of the terms, conditions and covenants to be complied with or performed by Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects, and Seller shall have received from Buyer a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller.

          8.2  REPRESENTATIONS AND WARRANTIES.  The
representations and
warranties of Buyer to Seller shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made, and Seller shall have received from Buyer a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller.

          8.3 GOVERNMENT APPROVALS. All required governmental filings shall have been made and all requisite governmental approvals for the consummation of the transactions contemplated hereby shall have been granted.

          8.4  OPINION OF COUNSEL.  Buyer shall have delivered to
Seller
an opinion of Pepper & Corazzini, counsel to Buyer, in the form attached hereto as Exhibit D.

          8.5 ESCROW AGREEMENT. Seller and Buyer shall have entered into an Escrow Agreement substantially in the form attached hereto as
Exhibit E.


                         ARTICLE IX

                       INDEMNIFICATION

          9.1  INDEMNIFICATION BY SELLER.  From and after the
Closing
Date, Seller agrees to and shall indemnify, defend and hold Buyer harmless, and shall reimburse Buyer for and against any and all actions, losses, expenses, damages, liabilities, taxes, penalties or assessments, judgments and costs (including reasonable legal expenses related thereto) resulting from or arising out of any liabilities of any kind or nature, absolute or contingent, relating to or arising from (i) any breach, misrepresentation, or violation of any of Seller's representations, warranties, covenants, or other obligations contained in this Agreement; (ii) all liabilities of Seller not assumed by
Buyer; and (iii) any claims by third parties against Buyer attributable to
Seller's operation of the Station prior to Closing. Notwithstanding anything else in this Agreement, Buyer shall have no other recourse to Seller, its shareholders, officers, directors or any other party with respect to indemnification or otherwise except (i) Buyer shall have the right to offset any amount of indemnity against the Excess Receivable Amounts described in Section 1.3 and (ii) Buyer shall have the right to assert a claim for Seller's assets after the Closing Date in any action, suit or proceeding to recover any indemnity hereunder; PROVIDED, HOWEVER, that
Buyer shall have no right to claim Seller's assets pursuant to the foregoing clause (ii) in the event the enforcement of such claim would prevent Seller from meeting any third-party obligation of Seller.

          9.2  INDEMNIFICATION BY BUYER.  From and after the
Closing
Date, Buyer agrees to and shall indemnify, defend and hold Seller harmless, and shall reimburse Seller for and against any and all actions, losses, expenses, damages, liabilities, taxes, penalties or assessments, judgments and costs (including reasonable legal expenses related thereto), resulting from or arising out of any liabilities of any kind or nature, absolute or contingent, relating to or arising from the business and operation of the Station (i) prior to the Closing Date and which have been assumed by Buyer and (ii) subsequent to the Closing Date.

          9.3  NOTIFICATION OF CLAIMS.

               (a) A party entitled to be indemnified pursuant to
Sections 9.1 or 9.2 (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement.
Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article IX within thirty (30) days after the receipt of a written notice thereof from the Indemnified Party.

               (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.3(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Sections 9.1 or 9.2, the Indemnifying Party shall have the right to employ counsel acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand. The
Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 9.3(a) of its election to defend in good faith any such third party claim or demand.
So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to the Indemnifying
Party or its agents all records and other materials in the Indemnified
Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. Upon payment of any claim or demand pursuant to this Article IX, the Indemnifying Party shall, to the extent of payment, be subrogated to all rights of the Indemnified Party.


                         ARTICLE X

                        MISCELLANEOUS

          10.1  DAMAGE AND FAILURE OF TRANSMISSIONS.

               (a) RISK OF LOSS. The risk of loss or damage to the
Station Assets shall be upon Seller at all times prior to Closing. In the event of material loss or damage, Seller shall promptly notify Buyer thereof and use its best efforts to repair, replace or restore the lost or damaged property to its former condition as soon as possible. If the cost of repairing, replacing or restoring any lost or damaged property is
Five Thousand Dollars ($5,000) or less, and Seller has not repaired, replaced or restored such property prior to the Closing Date, Closing shall occur as scheduled and Seller shall pay to Buyer the amount necessary to restore the lost or damaged property to its former condition. If the cost to repair, replace, or restore the lost or damaged property exceeds Five Thousand Dollars ($5,000), and Seller has not repaired, replaced or restored such property prior to the Closing
Date, Buyer may, at its option:

               (1) elect to consummate the Closing in which event Seller shall pay to Buyer the amount necessary to restore the lost or damaged property to its former condition or against such obligation shall assign to Buyer all of Seller's rights under any applicable insurance policies;
or

               (2) elect to postpone the Closing, with prior consent of the Commission if necessary, for such reasonable period of time (not to exceed ninety (90) days) as is necessary for Seller to repair, replace or restore the lost or damaged property to its former condition. If, after the expiration of that extension period the lost or damaged property has not been fully repaired, replaced or restored, Buyer may terminate this
Agreement, in which event the Escrow Deposit and all interest earned thereon shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder.

               (b)   FAILURE OF BROADCAST TRANSMISSIONS.  Seller
shall
give prompt written notice to Buyer if any of the following (a
"Specified
Event") shall occur:  (i) the transmission of the regular
broadcast
programming of the Station in the normal and usual manner is interrupted
or discontinued and the Station is unable to broadcast pursuant to its
auxiliary power for more than four (4) hours; or (ii) the Station is
operated at less than its licensed antenna height above average terrain
or at less than ninety percent (90%) of its licensed effective radiated
power for more than four (4) hours.  If, prior to Closing, the
Station is
not operated at its licensed operating parameters for more than twenty-
four (24) hours (or, in the event of FORCE MAJEURE or utility failure
affecting generally the market served by the Station, forty-eight
(48)
hours, whether or not consecutive, during any period of thirty
(30)
consecutive days, or if there are three (3) or more Specified Events each lasting more than four (4) consecutive hours, then Buyer may, at its options, terminate this Agreement. In the event of termination of this
Agreement by Buyer pursuant to this paragraph, the Escrow Deposit together with all interest thereon shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder.

               (c) RESOLUTION OF DISAGREEMENTS. If the parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under this Section, the disagreement shall be referred to a qualified consulting communications engineer mutually accepted to Seller and Buyer who is a member of the Association of
Federal Communications Consulting Engineers, whose decision shall be final, and whose fees and expenses shall be allocated between and paid by
Seller and Buyer, respectively, to the extent that such party does not prevail on the disputed matters decided by the engineer.

          10.2  ASSIGNMENT.

               (a)  This Agreement shall not be assigned or
conveyed by
either party hereto to any other person or entity without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that
Buyer may assign this Agreement without Seller's prior consent to one or more corporations or other entities controlling, controlled by, or under common control with Buyer. Subject to the foregoing, this Agreement shall be binding and shall inure to the benefit of the parties hereto, their successors and assigns.

               (b) Notwithstanding anything to the contrary set forth herein, Buyer may assign and transfer to any entity providing financing for the transactions contemplated by this Agreement (or any refinancing of such financing) as security for such financing all of the interest, rights and remedies of Buyer with respect to this Agreement and the
Escrow Agreement, and Seller shall expressly consent to such assignment.
Any such assignment will be made for collateral security purposes only and will not release or discharge Buyer from any obligations it may have pursuant to this Agreement. Notwithstanding anything to the contrary set forth herein, Buyer may (i) authorize and empower such financing sources to assert, either directly or on behalf of Buyer, any claims Buyer may have against Seller under this Agreement and (ii) make, constitute and appoint one agent bank in respect of such financing (and all officers, employees and agents designated by such agent) as the true and lawful attorney and agent-in-fact of Buyer for the purpose of enabling the financing sources to assert and collect any such claims.

          10.3 SURVIVAL OF REPRESENTATIONS. The representations and warranties contained in this Agreement and in the Ancillary
Agreements
shall survive the Closing for a period of six (6) months.

          10.4 BROKERAGE. Seller and Buyer warrant and represent to one another that, with the exception of Larry Patrick, broker for the Seller, there has been no broker or agent in any way involved in the transactions contemplated hereby and that no one other than Larry Patrick is or will be entitled to any fee or other compensation in the nature of a brokerage fee or finder's fee as a result of the Closing hereunder. Seller shall be wholly responsible for any brokerage or other fee due to Larry Patrick.

          10.5 EXPENSES OF THE PARTIES. It is expressly understood and agreed that all expenses of preparing this Agreement and of preparing and prosecuting the Assignment Application with the Commission, and all other expenses, whether or not the transactions contemplated hereby are consummated, shall be borne solely by the party who shall have incurred the same and the other party shall have no liability in respect thereto, except as otherwise provided herein. All costs of transferring the Station Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne equally by Seller and Buyer. Any filing or grant fees imposed by any governmental authority the consent of which is required for the transactions contemplated hereby shall be borne equally by Seller and Buyer.

          10.6 ENTIRE AGREEMENT. This Agreement, together with any related Schedules or Exhibits, contains all the terms agreed upon by the parties with respect to the subject matter herein, and supersedes all prior agreements and understandings among the parties and may not be changed or terminated orally. No attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

          10.7 HEADINGS. The headings set forth in this Agreement have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any manner, or be deemed to interpret in whole or in part, any of the terms or provisions of this Agreement. Unless otherwise specified herein, the section references contained herein refer to sections of this Agreement.

          10.8 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New
York.

          10.9 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of such shall constitute one and the same instrument.

          10.10 NOTICES. Any notices or other communications shall be in writing and shall be considered to have been duly given when deposited into first class, certified mail, postage prepaid, return receipt requested, delivered personally (which shall include delivery by Federal
Express or other recognized overnight courier service that issues a receipt or other confirmation of delivery) or delivered via facsimile machine;

               IF TO SELLER:

               Mr. Frank D. Osborn
               Osborn Communications Corp.
               130 Mason Street
               Greenwich, CT  06830
               Fax:  (203) 629-1749
               Phone:  (203) 629-0905

               With a copy to:

               Robert M. Hirsh
               Paul, Weiss, Rifkind, Wharton & Garrison
               1285 Avenue of the Americas
               New York, NY  10019-6064

               IF TO BUYER:

               Ragan A. Henry
               Atlantic-Allur, Inc.
               1234 Market Street
               Suite 1940
               Philadelphia, PA 19107
               Fax:  (215) 563-2910
               Phone:  (215) 563-9947

               With a copy to:

               Gregg P. Skall
               Pepper & Corazzini
               200 Montgomery Building
               1776 K Street, N.W.
               Washington, D.C.  20006

          Any party may at any time change the place of receiving notice by giving notice of such change to the other as provided herein.

          10.11 SPECIFIC PERFORMANCE. Seller acknowledges that the
Station is of a special, unique and extraordinary character and that damages are inadequate to compensate Buyer for Seller's breach of this
Agreement. Accordingly, in the event of a material breach by Seller of its representations, warranties, covenants and agreements under this
Agreement, Buyer may seek a decree of specific performance requiring
Seller to fulfill its obligations under this Agreement, and Seller agrees to waive its defense that an adequate remedy at law exists.

          10.12 ARBITRATION. Other than with respect to Sections 2.3(b)
9.1 and 10.1(c) hereof, any dispute arising out of or related to this
Agreement that Seller and Buyer are unable to resolve by themselves shall be settled by arbitration in New York, N.Y., by a panel of three arbitrators. In such event, Seller and Buyer shall each designate one disinterested arbitrator, and the two arbitrators so designated shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as lawyers, accountants, brokers, and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding.
The arbitration hearing shall be conducted in accordance with the rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Seller and
Buyer. The costs and expenses of the arbitration proceeding shall be done especially by Seller and Buyer, PROVIDED, HOWEVER, that each party shall bear the expense of its own counsel, experts, witnesses, and preparation of proofs. Judgment on the award, if it is not paid within thirty (30) days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Seller or Buyer against the other except (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or
(iii) a suit for specific performance pursuant to Section 10.11.

          10.13 CONSENT TO JURISDICTION. Seller and Buyer hereby submit to the nonexclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in such state solely in respect of the interpretation and enforcement of the provisions hereof and of the documents referred to herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement or any of such documents may not be enforced in or by said courts or that the Station property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

          10.14 FURTHER ASSURANCES. Seller and Buyer agree to execute all such documents and take all such actions after the Closing Date as any other party shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other documents in addition to those to be delivered on the Closing Date and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

          10.15 PUBLIC ANNOUNCEMENTS. No public announcement (including an announcement to employees) or press release concerning the transactions provided for herein shall be made by either party without the prior approval of the other party, except as required by law.

          10.16 AMENDMENTS. At any time prior to the Closing, this
Agreement may be amended with the written consent of the Seller and the
Buyer.

          10.17 SCHEDULES. Any schedules not delivered at the signing of this Agreement shall be subject to the approval of Buyer within five (5) days of the delivery of such schedule; PROVIDED, HOWEVER that Buyer's approval of such schedule shall not be unreasonably withheld.

          IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed by a duly authorized officer on the day and year first above written.


                     SELLER

                     ATLANTIC CITY BROADCASTING CORP.


                     ----------------------------
                     BY:  Frank D. Osborn
                     TITLE:  President



                     BUYER

                     ATLANTIC-ALLUR, INC.


                     ----------------------------
                     BY:  Ragan A. Henry
                     TITLE:  Chairman